Exhibit 10.29

FORM OF NOTE EXTENSION AGREEMENT

THIS NOTE EXTENSION AGREEMENT (the “Agreement”) is made and entered into on this ______ day of _______________ 2012 (the “Effective Date”) by and between Circle Star Energy Corp., a Nevada corporation (“Circle Star”), and ________________ (the “February Noteholder”).

RECITALS

A.           On February 8, 2012, pursuant to a Subscription Agreement for 10% Convertible Notes, Circle Star issued a 10% convertible note in the principal amount of US$1,375,000 due February 8, 2013, to ____________ (Note No: 2012 CN – 00●) (the “February Note”), subject to the terms of the Inter-Creditor Agreement dated February 8, 2012, among Circle Star, the February Noteholder and ______________, a purchaser of a 10% convertible note as part of the same offering (the “Inter-Creditor Agreement”).

B.           The February Note matures on February 8, 2013,  requires 10% interest per annum to be paid on a monthly basis and permits conversion at a rate of $1.50 per share of common stock of Circle Star.

C.           Circle Star intends to raise a minimum of $5,000,000 (the “Financing”) within 90 days of the Effective Date (the “Fund Raising Period”), with the Fund Raising Period subject to 30-day incremental extensions at the sole discretion of the February Noteholders (each, an “Extension Period” and collectively, the “Extension Periods”).

D.           Circle Star and the February Noteholder have determined that it is in the best interest of the parties to (i) permit interest under the February Note to accrue through the Fund Raising Period and each Extension Period and (ii) to extend the due date of the February Note to September 30, 2014 upon closing of the Financing within the Fund Raising Period or Extension Period.

AGREEMENT

THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained in, and of the mutual benefits derived from the transactions contemplated therein, Circle Star and the February Noteholder agree as follows:

1. February Note Extension. In the event the Financing is closed within the Fund Raising Period or the Extension Periods, Circle Star and the February Noteholder agree that the due date of the February Note shall be automatically extended from February 8, 2013 to September 30, 2014, on the closing date of the Financing (the “Closing Date”), without further action by Circle Star or the February Noteholder.  The foregoing notwithstanding, Circle Star will immediately issue an amended and restated February Note in substantially the form attached hereto as Exhibit A (the “Restated February Note”) and the original February Note shall be deemed null and void.  Within five business days of the Closing Date, the February Noteholder will return the certificate representing the original February Note to Circle Star for cancellation.

In the event the Financing fails to close within the Fund Raising Period or the Extension Periods, the terms and conditions under the February Note remain in full force and effect.

2. Interest. Circle Star and the February Noteholder agree that the interest under the February Note shall be deferred and accrued from May 1, 2012 until the end of the Fund Raising Period and all Extension Periods.  On the Closing Date, Circle Star shall pay all accrued and unpaid interest due on the Closing Date.  Interest accruing on the Restated February Note after the Closing Date shall be paid under the terms of the Restated February Note in monthly interest payments.

Consideration for Extension and Deferment.  In consideration for the February Noteholder entering into this Agreement and agreeing to extend the due date of the February Note and defer the interest payments during the Fund Raising Period and all Extension Periods, Circle Star agrees to pay the February Noteholder an aggregate of two hundred fifty thousand (250,000) shares of common stock of Circle Star, issuable as follows:  Circle Star shall issue to the February Noteholder one hundred twenty five thousand (125,000) shares of common stock of Circle Star within five business days of execution of this Agreement and one hundred twenty five thousand (125,000) shares of common stock of Circle Star within five business days of the Closing Date.

3. Representations.  The February Noteholder represents, warrants and confirms that:

(a)	there are currently no known defaults under the February Note and the Inter-Creditor Agreement;

(b)	it owns all of the interest in the February Note and that the February Note has not been assigned, transferred, or sold to a third party or otherwise encumbered; and

(c)
it has the requisite legal power and capacity to execute and deliver this Agreement and upon execution this document will constitute the valid and legally binding obligations of the February Noteholder, enforceable in accordance with their terms.

4. Further Assurance.  At the Closing Date or in a reasonable time thereafter, each of Circle Star and the February Noteholder agree to use commercially reasonable efforts to amend the Inter-Creditor Agreement and such other documents or agreements in a manner consistent with the terms of this Agreement.

5. Applicable Law. This Agreement shall be governed by and construed with the internal laws of the State of Nevada, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction and shall be treated in all respects as Nevada contracts.

6. Conflicting Terms.  In the event of any conflicting terms between this Agreement and the February Note or Restated February Note, the terms and conditions under this Agreement shall control.

7. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

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